March 31, 2017

Trusts Listed in Exhibit A
333 South Hope Street
Los Angeles, California 90071-1406

Ladies and Gentlemen:

We have acted as counsel to each of the trusts listed in Exhibit A, each a Delaware statutory trust registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”) (each, a “Trust” and collectively, the “Trusts”), in connection with the amendment to the Trust’s Registration Statement on Form N-1A pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the SEC on or about April 7, 2017 (the “Amended Registration Statement”), with respect to the issuance of Class T and/or Class 529-T shares of beneficial interest (the “Shares”) of the Trust as set forth in Exhibit A. You have requested that we deliver this opinion to you in connection with the filing of each Trust’s Amended Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents for each Trust:

(a)	A copy of the Agreement and Declaration of Trust of the Trust, as amended and restated from time to time (the “Declaration”);
(b)	A certificate of Establishment and Designation of Class T and/or Class 529-T Shares of the Trust (the “Designation”);
(c)	A copy of the By-Laws of the Trust (the “By-Laws”);
(d)	A copy of certain resolutions duly adopted by the current Board of Trustees of the Trust at a duly called meeting on December 5, 2016, or December 8, 2016, at each of which a quorum of the members of the Board was present and acting throughout, approving the issuance of the Shares of the Trust (the “Resolutions”);

(e)	A proof, received on March 29, 2017, of the Amended Registration Statement; and
(f)	A certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Declaration, the Designation, the By-Laws, the Resolutions, and the Amended Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Amended Registration Statements as filed with the SEC will be in substantially the forms of the proofs referred to in paragraph (e) above. We have also assumed for the purposes of this opinion that the Declarations, the Designations, the By-Laws and the Resolutions will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of the Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the Delaware Statutory Trust Act, as applied by courts located in Delaware, to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to any other laws, including any state or federal securities laws. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transactions. In addition, to the extent that the Declarations, the Designations or the By-Laws refer to, incorporate or require compliance with the 1940 Act, or any other law or regulation applicable to the Trusts, except for the internal substantive laws of the State of Delaware, as aforesaid, we have assumed compliance by each Trust with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, it is our opinion that the Shares of each Trust, when issued and sold in accordance with the Trust’s Declaration, its Designation and its By-Laws and for the consideration described in its Amended Registration Statement, will be validly issued, fully paid, and nonassessable by the Trust.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to each Amended Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours, /s/ Morgan, Lewis & Bockius LLP

Exhibit A

List of the Trusts

Trust	Class T	Class 529-T
The Income Fund of America	X	X
American Balanced Fund	X	X
International Growth and Income Fund	X	X
Developing World Growth and Income Fund	X	X
The Bond Fund of America	X	X
The Tax-Exempt Bond Fund of America	X
The American Funds Tax-Exempt Series II (The Tax-Exempt Fund of California)	X
American High-Income Trust	X	X
The American Funds Income Series (U.S. Government Securities Fund)	X	X
Intermediate Bond Fund of America	X	X
Capital World Bond Fund	X	X
American Funds Corporate Bond Fund	X	X
American Funds Short-Term Tax-Exempt Bond Fund	X
American High-Income Municipal Bond Fund	X
American Funds Tax-Exempt Fund of New York	X
American Funds Mortgage Fund	X	X
Limited Term Tax-Exempt Bond Fund of America	X
American Funds U.S. Government Money Market Fund	X	X
American Funds Inflation Linked Bond Fund	X	X
Short-Term Bond Fund of America	X	X
American Funds Strategic Bond Fund	X	X
American Funds Emerging Markets Bond Fund	X	X
American Funds Portfolio Series	X	X
American Funds Target Date Retirement Series	X
American Funds College Target Date Series		X
American Funds Retirement Income Portfolio Series	X